Exhibit 99.1

Nov 04, 2010 09:58 ET

AISystems Appoints Scott Nason to its Advisory Board and Appoints David Greenberg to its Board of Directors

KIRKLAND, WASHINGTON--(Marketwire - Nov. 4, 2010) - AISystems, Inc. (OTCBB:ASYI) ("AISystems" or the "Company"), creator of jetEngine™, a revolutionary business platform software system for the airline industry, is pleased to announce the appointment of Mr. Scott D. Nason to the Company's Advisory Board and the appointment of Dr. David E. Greenberg to the Board of Directors.

Scott Nason's background

Mr. Nason brings with him over 30 years of high-level operations and marketing experience in the airline industry having held various senior positions with American Airlines and subsequently advising the industry as an independent consultant.

Having joined American Airlines in July 1980, his 29-year career spanned a range of functions and roles including Manager-Operations Research, Manager-Airline Profitability Analysis, Director-Crew Resources, Managing Director-Operations Planning, Vice President-Operations Planning and Performance, Chief Information Officer and Vice President-Revenue Management, which is the position Mr. Nason held when he retired from American Airlines in May 2009. His responsibilities ranged from managing the scheduling for 30,000 crewmembers, to dependability and operations analysis, and system operations control (which involved dispatching all of the airline's 2,300 daily flights), to running the information technology department. Mr. Nason was also responsible for the entire passenger pricing and yield management activity of American Airlines.

Mr. Nason has served on numerous public and private company boards and professional associations during the course of his career, most notably, SITA, Worldspan, as well as serving as Chairman of the Board of ATPCO. He has also been a member of the Advisory Boards of several airline industry and technology executive organizations and is a distinguished lecturer and author of numerous articles on the airline industry and information technology.

Mr. Nason is currently a consultant and specializes in providing advice to organizations in the travel, transportation and hospitality industries.

Advisory Board Welcome

Mr. Nason joins the AISystems Advisory Board chaired by finance and technology expert Salman Ullah, Managing Director of Merus Capital and former Vice President of Corporate Development at Google, where he was responsible for all investments and acquisitions; Tim Morgan, the Founder of WestJet Airlines; and Christoph Flugel, Chief Pilot of Swiss International Air Lines.

"We are delighted to welcome Scott to the AISystems Advisory board. He is well known within the airline industry as a visionary and airline operations expert," commented Mr. Ullah, Chairman of the AISystems Advisory Board. "Scott's understanding and knowledge of the industry will be particularly valuable in advising us on further development of the jetEngine™ modules."

"Airlines have for many years unsuccessfully attempted to address the need for an integrated, simultaneous - rather than sequential - and comprehensive solution to their inadequate business planning systems. AISystems' jetEngine™ Business Planning Suite ("jetEngine™ BPS") provides airlines with the tools to analyze all airline industry variables in a holistic way, evaluating multiple planning scenarios through fast, robust, simultaneous analysis, creating feasible business plans and the financial implications of each," Mr. Nason remarked.

Mr. Nason further stated, "jetEngine™ BPS represents a unique product in airline business planning. It integrates market demand, competitive dynamics, logistics, profit and risk metrics in analyzing and constructing an airline's business plan. It does this in one integrated approach with self-contained data and a 360 degree view of all issues. jetEngine™ BPS integrates business functions into a single economic model with the ability to allow an airline to explore market opportunities and create, evaluate, model and measure its business plans. Now an airline can project the results of various possible business plans, including the schedule plan, helping it to determine what it should do next year if, for example, the price of fuel doubles or a major competitor enters its primary market. Additionally these questions can now be answered in minutes."

"I believe my appointment to the AISystems Advisory Board is timely and I look forward to helping the Company develop and deploy its products," Mr. Nason concluded.

Dr. David Greenberg's appointment to the Board of Directors

AISystems is pleased to welcome Dr. David Greenberg to its Board of Directors. Dr. Greenberg is a leading medical and business professional with nearly 20 years of experience in advising private and publically traded corporations and organizations. Through his consulting company, D Dave HealthCare Solutions, Dr. Greenberg provides valuable insight into the beliefs, values and behaviors of consumers and businesses and uses this understanding to facilitate and develop effective public relations, sales and marketing strategies.

Dr. Greenberg is a sought after speaker, delivering addresses on a broad range of topics across North America and Europe. He has hosted educational videos, has appeared on television and radio programs, and has written a variety of educational articles that have been published in popular journals. His experience, developed from an independent perspective through working across many industries and sectors, will be an important asset to the Company.

Stephen C. Johnston, President and Chief Executive Officer commented, "I welcome our two new team members, who will help us continue to build AISystems to be the valuable company that we architected at the outset."

About AISystems

AISystems has developed a unique, proprietary business platform software system for the airline industry called jetEngine™, which is comprised of systems and mathematical algorithms capable of generating significant profitability improvements through strategic business planning capabilities, resource scheduling, revenue management and integrated operations. More information about AISystems can be found at www.aisystems.org.

Safe Harbor Statement

This press release may contain "forward-looking statements" within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including changes from anticipated levels of sales, future national or regional economic and competitive and regulatory conditions, changes in relationships with customers, access to capital, difficulties in developing and marketing new products, marketing existing products, customer acceptance of existing and new products, and other factors. Additional Information regarding risks can be found in the Company's Annual Report on Form 10-K and in the Company's recent report on Form 8-K filed with the SEC. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

For more information, please contact
AISystems, Inc.
Stephen C. Johnston
President and Chief Executive Officer
+1 (425) 749-7287 begin_of_the_skype_highlighting
steve@aisystems.org
www.aisystems.org

or

KCSA Strategic Communications
Todd Fromer +1 (212) 896-1215 / Marybeth Csaby +1 (212) 896-1236 / Phil Carlson +1 (212) 896-1233
AISystems@kcsa.com